Exhibit 5.1

3 June 2022	Our Ref: JSH/sw/S7050-178215
Stealth BioTherapeutics Corp c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, Grand Cayman KY1-9005, Cayman Islands

Dear Sirs

Stealth BioTherapeutics Corp

We have acted as Cayman Islands legal advisors to Stealth BioTherapeutics Corp (the “Company”) in connection with the registration for resale, from time to time, of ordinary shares of the Company with a nominal or par value of US$0.0003 (the "Ordinary Shares").

We understand that the Form F-1 Registration Statement (“Registration Statement”), filed by the Company under the U.S. Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission on or about the date hereof contemplates the resale, from time to time, by the selling shareholder Armistice Capital Master Fund Ltd. (the "Selling Shareholder"), of up to 3,684,799 American Depositary Shares ("ADSs") with each ADS representing 12 representing 12 Ordinary Shares and in aggregate representing 44,217,588 Ordinary Shares (the "Resale Shares").   We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.

The Resale Shares have been duly authorised for issue to the Selling Shareholder by all necessary corporate action of the Company in accordance with the terms and subject to the conditions of the Resolutions (as defined in Schedule 1) and the Warrant (as defined in Schedule 1) and upon the issue of the Resale Shares (by the entry of the name of the registered owner thereof in the register of members of the Company maintained in accordance with the Companies Act (as amended) of the

Exhibit 5.1

Cayman Islands (the "Companies Act") confirming that such Resale Shares have been issued credited as fully paid) in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and delivery and payment therefore by the Selling Shareholder in the manner contemplated by the Warrant, the Resale Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1).  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.  The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.
3.

The Company will receive consideration in money or money’s worth for each Ordinary Share offered by the Company when issued at the agreed issue price, such issue price in any event not being less than the stated par or nominal value of each Ordinary Share.

4.	The Resolutions (defined in Schedule 1) are and shall remain in full force and effect and have not been and will not be rescinded or amended.
5.	The Resale Shares are "Warrant Shares" as defined in the Committee Resolutions (as defined in Schedule 1).
6.	As at the date of the issuance of the Resale Shares:
(a)

the Company will have sufficient authorised but unallotted and unissued share capital to effect the issue of such Resale Shares and the issuance of such Resale Shares will not exceed the authorised share capital of the Company;

(b)

no corporate action, legal proceeding or other procedure or step has been taken by or against the Company in any jurisdiction in relation to the winding-up, dissolution, striking off, reorganisation, liquidation of the Company or any other action analogous to the foregoing;

(c)

the provisions of the Memorandum and Articles of Association relating to the issue of Resale Shares will not have been altered, amended or restated in a way that would or might affect this opinion; and

(d)	the number of Resale Shares issued pursuant to the Warrant shall not exceed 9.99% of the Company's outstanding ordinary shares as of the Signing Date (as defined in the Warrant).

Exhibit 5.1

7.

The Registration Statement (or any warrant, underwriting agreement or other agreement contemplated therein) and the Warrant has been or will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue, sale and/or resale of the Resale Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

8.

There are no agreements, documents or arrangements (including any warrant, purchase agreement, underwriting agreement or other agreement as contemplated by the Registration Statement) which would or might affect any of the opinions given herein.

9.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any opinion given herein.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar.  The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the prospectus contained in the Registration Statement.

Yours faithfully

/s/ Walkers (Cayman) LLP

Walkers (Cayman) LLP

Exhibit 5.1

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 3 April 2006 and the Fifth Amended and Restated Memorandum and Articles of Association adopted on 25 January 2019 and minutes of the annual general meeting of the members of the Company dated 25 March 2020 and 14 July 2021 (the "Memorandum and Articles of Association").

2.	A Certificate of Good Standing dated 26 May 2022 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
3.

Copies of the executed minutes of meeting of the Board of Directors of the Company dated 6 April 2022 (the "Board Resolutions") and executed minutes of meeting of the Pricing Committee of the Board of Directors dated 8 April 2022 (the "Committee Resolutions", together with the Board Resolutions, the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

4.	Copies of the following documents (the "Documents"):
(a)	the Registration Statement;
(b)	the Warrant dated 13 April 2022 issued by the Company to the Selling Shareholder (the "Warrant"); and
(c)	such other documents as we have deemed necessary to render the opinions set forth herein.